BYZANTINE VENTURES, INC.
("BYZANTINE")

CODE OF ETHICS ADOPTED PURSUANT TO RULE 17j-1
UNDER THE INVESTMENT COMPANY ACT OF 1940
(THE "CODE")

    PURPOSES

    The Code has been adopted by the Board of Directors in accordance with rule 17j-l(c) under the Investment Company Act of 1940 (the "Act") and in accordance with the following general principles:

      THE DUTY AT ALL TIMES TO PLACE THE INTERESTS OF STOCKHOLDERS FIRST.

      All employees and consultants of Byzantine (collectively, "Personnel") should scrupulously avoid serving their own personal interests ahead of stockholders' interests in any decision relating to their personal investments.

      THE REQUIREMENT THAT ALL PERSONAL SECURITIES TRANSACTIONS BE CONDUCTED CONSISTENT WITH THE CODE AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY.

      Personnel must not only seek to achieve technical compliance with the Code but should strive to abide by its spirit and the principles articulated herein.

      THE FUNDAMENTAL STANDARD THAT PERSONNEL SHOULD NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS.

      Personnel must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of stockholders, including, but not limited to, the receipt of unusual investment opportunities, perquisites, or gifts of more than $250 from persons doing or seeking business with Byzantine.

      Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to a purchase or sale of a Security held or to be acquired by an investment company, if effected by an associated person of such company. Rule 17j-1 is applicable to Byzantine, a business development company, pursuant to section 59 of the Act.

      The purpose of the Code is to establish procedures consistent with the Act and rule 17j-1, to give effect to the following general prohibitions as set forth in rule 17j-1(b), as follows:

      It is unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company, in connection with the purchase or sale, directly or indirectly, by the person of a Security held or to be acquired by the registered investment company:

        To employ any device, scheme or artifice to defraud the registered investment company;

        To make any untrue statement of a material fact to the registered investment company or omit to state a material fact necessary in order to make the statements made to the registered investment company, in light of the circumstances under which they are made, not misleading;

        To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the registered investment company; or

        To engage in any manipulative practice with respect to the registered investment company.

    DEFINITIONS

      "Access Person" means all Personnel and any director of Byzantine.

      "Beneficial Ownership" is interpreted in the same manner as it would be under Exchange Act rule 16a-l(a)(2) in determining which Security holdings of a person are subject to the reporting and short-swing profit provisions of section 16 of the Exchange Act and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership will apply to all Securities which an Access Person has or acquires. See Exhibit A.

      "Compliance Officer" means the person designated by the directors (including his or her designee) as having responsibility for compliance with the requirements of the Code. The initial Compliance Officer is Susan Singleton.

      "Control" has the same meaning as that set forth in section 2(a)(9) of the Act.

      "Disinterested Director" means a director of Byzantine who is not an "interested person" of Byzantine within the meaning of section 2(a)(19) of the Act.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Initial Public Offering" means an offering of Securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

      "Preclearance" means compliance with the procedures set forth in section 6.

      "Private Placement" means a limited offering that is exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act.

      "Security" has the meaning set forth in section 2(a)(36) of the Act, except that it does not include shares of registered open-end investment companies, direct obligations of the Government of the United States, short-term debt securities which are "government securities" within the meaning of section 2(a)(16) of the Act, bankers acceptances, bank certificates of deposit, commercial paper and such other money market instruments as are designated by the Compliance Officer. For purposes of the Code, an "equivalent Security" is one that has a substantial economic relationship to another Security. This would include, among other things, (1) a Security that is exchangeable for or convertible into another Security, (2) with respect to an equity Security, a Security having the same issuer (including a private issue by the same issuer) and any derivative, option or warrant relating to that Security and (3) with respect to a fixed-income Security, a Security having the same issuer, maturity, coupon and rating.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Security held or to be acquired" means any Security or any equivalent Security, which (1) is or has been held by Byzantine, or (2) is being or has been considered by Byzantine for purchase.

    APPLICABILITY

    The Code applies to all Access Persons. The Compliance Officer shall provide each Access Person with a copy of the Code. The prohibitions described below will only apply to a transaction in a Security in which the designated Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. The Compliance Officer shall at all times maintain a list of all Access Persons who are then currently, and within the past five years have been, subject to the Code.

    PROHIBITED PURCHASES AND SALES

      INITIAL PUBLIC OFFERINGS

      No Access Person may acquire any Securities in an Initial Public Offering by an issuer of any Security held by Byzantine at the time of such offering. For purposes of this restriction, Initial Public Offerings shall not include offerings of government and municipal Securities.

      PRIVATE PLACEMENTS

      No Access Person may acquire any Securities in a Private Placement without Preclearance.

        Such Preclearance will take into account, among other factors, whether the investment opportunity should be reserved for Byzantine and its stockholders and whether the opportunity is being offered to the Access Person by virtue of his or her position with Byzantine. The record of such Preclearance maintained by the Compliance Officer pursuant to section 6 shall include the reason for the Preclearance.

        Access Persons who have been authorized to acquire Securities in a Private Placement must disclose that investment to the Compliance Officer when they participate in any subsequent consideration of an investment by Byzantine in the issuer. In such circumstances, Byzantine's decision to purchase Securities of the issuer will be subject to an independent review by appropriate Personnel with no personal interest in the issuer.

      ISSUERS OF PUBLICLY TRADED SECURITIES

      No Access Person may purchase or sell, without Preclearance, any Securities of an issuer that is a publicly traded company subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, if any Securities of such issuer were held or acquired within the fifteen days immediately preceding such purchase or sale.

      SHORT SALES

      No Access Person may sell short any Security that is held or to be acquired.

      OPTIONS

    No Access Person may write a naked call option or buy a naked put option on a Security held or to be acquired. Access Persons may purchase options on Securities not held or to be acquired, or purchase call options or write put options on Securities held or to be acquired without Preclearance. Access Persons also may write covered call options or buy covered put options on a Security held or to be acquired with Preclearance.

    EXEMPT TRANSACTIONS

    Notwithstanding any provision in the Code to the contrary, transactions in the following Securities do not require Preclearance:

      Purchases or sales of Securities over which the Access Person has no direct or indirect influence or control, or purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control or in any account of the Access Person that is managed on a discretionary basis by a person other than such Access Person and with respect to which such Access Person does not in fact influence or control such transactions.

      Purchases of Securities that are part of an automatic dividend reinvestment plan.

      Purchases effected on the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer.

      Any transaction in index options effected on a broad-based index.

    PRECLEARANCE

    All requests for Preclearance must be submitted to the Compliance Officer for approval in the form attached hereto as Exhibit B. All approved orders must be executed no later than 5:00 p.m. local time on the business day following the date Preclearance is granted. If any order is not timely executed, a request for Preclearance must be resubmitted. The Compliance Officer shall maintain a record of each Preclearance for at least five years after the end of the fiscal year in which such Preclearance shall have been granted.

    RECORDS OF SECURITIES TRANSACTIONS AND POST-TRADE REVIEW

    Each Access Person is required to identify to the Compliance Officer upon receipt of this Code, all brokerage trading accounts in which the Access Person has a Beneficial Ownership interest as described on Exhibit C. Access Persons (other than Disinterested Directors) are required to instruct their brokers to supply to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal Securities transactions and copies of periodic statements for all Securities accounts in which such Access Persons have Beneficial Ownership. Such instructions must be made when a person becomes an Access Person and promptly thereafter whenever an Access Person establishes a new brokerage account, but no later than ten days after the end of a calendar quarter, with respect to any account established by the Access Person in which any Securities are held during the quarter and in which the Access Person had any direct or indirect Beneficial Ownership. Such instructions must be in writing and a copy must be submitted to the Compliance Officer. The instructions must include the broker, dealer or bank with which the account is established and the date the account is established. In addition, each Access Person must report to the Compliance Officer any private Securities transactions that are not carried out through brokerage accounts.

    Annually, each Access Person is also required to certify to Byzantine, among other things, that such Access Person has reported all transactions in accounts in which such access Person has a Beneficial Ownership interest on the form attached hereto as Exhibit D. For each Securities trade by an Access Person for which a confirmation is not available, the Access Person is responsible for promptly providing the Compliance Officer with the date, Security, nature of the transaction, price, parties and brokers involved in such trade.

    Compliance with this section 7 will be deemed to satisfy the reporting requirements imposed on Access Persons under rule 17j-l(d), if such confirmations and statements contain all the information required by section 8(b) and are furnished within the time period required by such section.

    The Compliance officer will review quarterly the reports of all Access Persons provided pursuant to this section 7 and the reports of Disinterested Directors provided pursuant to section 8. The Compliance Officer shall maintain a copy of each such report for a least five years after the end of the fiscal year in which such report is submitted.

    REPORTING BY DISINTERESTED DIRECTORS

      Each Disinterested Director shall report to the Compliance Officer the information described in section 8(b) with respect to transactions in any Security in which such Disinterested Director has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership only if such Disinterested Director, at the time of that transaction knew or, in the ordinary course of fulfilling his or her official duties as a Director of Byzantine, should have known that such Security is or was held or to be acquired; provided, however, that a Disinterested Director is not required to make a report with respect to transactions effected in any account over which such Director does not have any direct or indirect influence or control or in any account of the Disinterested Director which is managed on a discretionary basis by a person other than such Director and with respect to which such Director does not in fact influence or control such transactions. The Compliance Officer shall maintain a copy of each such report for at least five years after the end of the fiscal year in which such report is submitted.

      Every report required by section 8(a) shall be made not later than ten days after the end of the calendar quarter in which the transaction to which the report relates is effected, and shall contain the following information:

        The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

        The nature of the transaction (that is, purchase, sale or any other type of acquisition or disposition);

        The price at which the transaction is effected;

        The name of the broker, dealer or bank with or through whom the transaction is effected; and

        The date that the report is submitted.

      Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates .

    DISCLOSURE OF PERSONAL HOLDINGS

    Within ten days after an individual first becomes an Access Person and thereafter on an annual basis, each Access Person (other than a Disinterested Director) must disclose all personal Securities holdings to the Compliance Officer. Such disclosure must be made in writing as of the date the Access Person first becomes an Access Person with respect to the initial report and by January 30 of each year with respect to each annual report. The initial report shall include the personal Securities holdings of that Access Person as of the end of the calendar month immediately preceding the commencement of that Access Person's employment or engagement with Byzantine. Each annual report submitted by an Access Person must include that Access Person's Securities holdings as of December 31. All such reports shall include the title, number of shares and principal amount of each Security held, name of broker, dealer or bank with whom these Securities are held and the date of submission by the Access Person.

    GIFTS

    Access Persons are prohibited from receiving any gift or other thing of more than $100 in value from any person or entity that does, or is seeking to do, business with or on behalf of Byzantine.

    SERVICE AS A DIRECTOR

    Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Disinterested Directors based upon a determination that the board service would be consistent with the interests of Byzantine and its stockholders. In the instances that such board service is authorized, Personnel serving on the boards of publicly traded companies will be isolated from those making investment decisions affecting transactions in Securities issued by any publicly traded company on whose board such Personnel serves as a director through the use of "Chinese Wall" or other procedures designed to address the potential conflicts of interest.

    CERTIFICATION OF COMPLIANCE WITH THE CODE

    Access Persons are required to certify annually as set forth on Exhibit B:

      that they have read and understand the Code;

      that they recognize that they are subject to the Code;

      that they have complied with the requirements of the Code; and

      that they have disclosed or reported all personal Securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

    CODE VIOLATIONS

    All violations of the Code will be reported to Byzantine's Board of Directors on a quarterly basis. The Board of Directors may take such action as it deems appropriate.

    REVIEW BY THE BOARD OF DIRECTORS

    The Board of Directors will be provided with an annual report, which, at a minimum:

      certifies to the Board that Byzantine has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

      summarizes existing procedures concerning personal investing and any changes in the procedures made during the preceding year;

      identifies material Code or procedural violations and sanctions imposed in response to those material violations; and

      identifies any recommended changes in existing restrictions or procedures based on Byzantine's experience under the Code, evolving industry practices, or developments in applicable laws and regulations.

The Board will review such report and determine if any further action is required.

Exhibit A

Definition of Beneficial Ownership

The term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in Securities, subject to the following:

(i) The term "pecuniary interest" in any class of equity Securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

(ii) The term "indirect pecuniary interest" in any class of equity Securities includes, but is not limited to:

(A) Securities held by members of a person's immediate family sharing the same household.

(B) A general partner's proportionate interest in the portfolio Securities held by a general or limited partnership. The general partner's proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, is the greater of:

(1) The general partner's share of the partnership's profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership's portfolio Securities; or

(2) The general partner's share of the partnership capital account, including the share attributable to any limited partnership interest held by the general director.

(C) A performance-related fee, other than an asset-based fee, received by an broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest is present where:

(1) The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more; and

(2) Equity Securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a nonperformance-related fee alone does not represent a pecuniary interest in the securities;

(D) The right to dividends that is separated or separable from the underlying Securities. Otherwise, a right to dividends alone does not represent a pecuniary interest in the Securities;

(E) An interest in Securities held by a trust.

(F) The right to acquire equity Securities through the exercise or conversion of any derivative Security, whether or not presently exercisable.

(iii) A shareholder is not deemed to have a pecuniary interest in the portfolio Securities held by a corporation or similar entity in which the person owns Securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.

EXHIBIT B

PRECLEARANCE FORM

DATE:_____________

NAME OF ACCESS PERSON:

SECURITY:

TICKER SYMBOL, IF APPLICABLE:

PURCHASE: SALE:

NUMBER OF SHARES OR OTHER UNITS (OR DOLLAR VALUE, IF APPLICABLE):

BROKER TO BE USED, IF APPLICABLE:

For private placements, attach a copy of the offering circular or private placement memorandum.

TO BE INITIALED BY COMPLIANCE OFFICER:

TRANSACTION APPROVED: ________________ (Transaction must be executed by 5:00 p.m. on the business day immediately following the date of this Preclearance.)

TRANSACTION NOT APPROVED: ____________

EXHIBIT C

Byzantine Ventures, Inc.

5655 College Avenue, Suite 250

Oakland, California 94618

Attention: Compliance Officer

Re: Securities Accounts Disclosure

Dear ____________:

Attached is a complete and accurate list of all accounts with any brokerage firm or financial institution through which any Securities (other than shares of registered open-end investment companies, direct obligations of the United States Government, short-term debt securities which are "government securities" within the meaning of section 2(a)(16) of the Investment Company Act of 1940, bankers, acceptances, bank certificates of deposit or commercial paper) in which I have a Beneficial Ownership interest as described in the Byzantine Ventures, Inc. Code of Ethics Adopted pursuant to Rule 17j-1 Under the Investment Company Act of 1940.

Signed:

Print Name:

Date:

LIST OF SECURITIES ACCOUNTS

AS OF _____________, _____

FOR

_______________________________

[Name of Employee]

Registered In The Name of:	Financial/Brokerage Institution	Account Number

If none, initial here: _____________.

EXHIBIT D

CERTIFICATE OF COMPLIANCE

I hereby certify that I have read and understand the Byzantine Ventures, Inc. ("Byzantine") Code of Ethics Adopted Pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the "Code"), and that I am subject to the Code. I further certify that since the date on which I received a copy of the Code, or the date of my most recent Certificate of Compliance, whichever is later, I have complied in all respects with the Code and I have disclosed or reported to Byzantine all personal Securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Signed:

Print Name:

Date: